Exhibit 99.1

I N T E R N A T I O N A L, I N C.

FOR MORE INFORMATION CONTACT:

Joseph K. O’Brien	Timothy G. Johnson
Chief Financial Officer and Secretary	President and Chief Operating Officer
Phoenix Gold International, Inc.	Phoenix Gold International, Inc.
(503) 978-3306	(503) 978-3330

PHOENIX GOLD APPOINTS EXECUTIVE VICE PRESIDENT

Portland, OR — October 2, 2003 — Phoenix Gold International, Inc. (OTCBB:PGLD) today announced industry veteran Roland MacBeth will be joining the Company as its Executive Vice President.  Mr. MacBeth will manage the Company’s worldwide sales, marketing and product development activities for the Phoenix Gold, Carver Professional and AudioSource brands, including the sales activities to OEM customers.

“We are very pleased to announce that Roland will join Phoenix Gold on a full-time basis,” stated Mr. Keith A. Peterson, Chairman and Chief Executive Officer. “Roland has provided valuable counsel to the Company during the past several years in a consulting capacity.  This appointment more fully leverages his strategic and operational talents within our management team.”

Additionally, Phoenix Gold announced that Rusty Bennett has been appointed to Senior Director of Sales and Marketing for all brands.  Previously, Mr. Bennett served as Marketing Manager for the Company.  Prior to joining Phoenix Gold in July 2003, he held senior sales and marketing positions at companies such as Seiko, Aiwa and Panasonic and has extensive retail experience with Pacific Stereo and Tech HiFi.

Phoenix Gold also reported that Dan Petersen, Vice President of Sales and Marketing of PG America, resigned from the Company to rejoin Kenwood Electronics Canada as President and Kenwood USA as Senior Vice President of Strategic Business Planning.  From 1980 to 1995, Mr. Dan Petersen held various management positions, including Senior Vice President Market Development, Western Hemisphere of Kenwood USA.

Phoenix Gold International, Inc. designs, manufactures, markets and sells innovative, high quality, high performance electronics, accessories and speakers for the audio market.  The Company sells its products under the brand names Phoenix Gold, Carver Professional and AudioSource.  The Company’s products are used in car audio, professional sound and home audio/theater applications.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to expectations, beliefs and future financial performance, and are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected, which variances may have a material adverse effect on the Company.  Among the factors that could cause actual results to differ materially are the following: the adverse effect of reduced discretionary consumer spending; competitive factors; dependence on a significant customer; potential fluctuations in quarterly results and seasonality; fixed operating expenses relative to revenues; the need for the introduction of new products and product enhancements; dependence on suppliers; control by current shareholders; high inventory requirements; business conditions in international markets; the Company’s dependence on key employees; the need to protect intellectual property; environmental regulation; and the limited trading volume of the Company’s common stock, as well as other factors discussed in Exhibit 99.3 to the

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Phoenix Gold International, Inc. Annual Report on Form 10-K for the fiscal year ended September 30, 2002, which is hereby incorporated by reference.  Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements.  The Company does not intend to update its forward-looking statements.

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